EXHIBIT 21.1

Subsidiaries

Glenwood Housing Partners I, LLC (Indiana)

KC Pinehurst Associates, LLC (Delaware)

KC Pheasant Associates, LLC (Delaware)

KC Retreat Associates, LLC (Delaware)

Park Hill Partners I, LLC (Delaware)

FPA/PRIP Conifer, LLC (Delaware)

FPA/PRIP Governor Park, LLC (Delaware)

Evergreen at Lofton Place, LLC (Delaware)

Morgan Beechwood, LLC (Delaware)

DT Stone Ridge, LLC (South Carolina)

Evergreen at Coursey Place, Sole Member, LLC (Georgia)

Springhurst Housing Partners, LLC (Indiana)

FP-1, LLC (Virginia)

PRIP 801, LLC, (Delaware)

PRIP 3700, LLC (Delaware)

PRIP 10637, LLC (Delaware)

PRIP 500, LLC (Delaware)

PRIP 1102, LLC (Delaware)

PRIP 11128, LLC (Delaware)

PRIP 6700, LLC (Delaware)

PRIP 3383, LLC (Delaware)

PRIP 5060/6310, LLC (Delaware)

PRIP Lofton, LLC (Delaware)

PRIP Beechwood, LLC (Delaware)

PRIP Coursey, LLC (Delaware)

PRIP Stone Ridge, LLC (Delaware)

PRIP Pines, LLC (Delaware)

Paladin Realty Income Properties, L.P. (Delaware)